April 25, 2001



California Daily Tax Free Income Fund, Inc.
Reich & Tang Asset Management, LLC
600 Fifth Avenue
New York , New York 10020

Ladies and Gentlemen

You have requested our opinion with respect to the qualification under California law of dividend distributions to be made by the California Daily Tax Free Income Fund, Inc. (the "Fund") to its California resident individual shareholders as "exempt-interest dividends" in accordance with the provisions of
Section 17145 of the California Revenue and Taxation Code (the "R&TC"). This opinion relates solely to the California tax matters described herein.

In rendering our opinion, we have examined and relied upon, among other things, the Form N-1A Registration Statement, as filed with the Securities and Exchange Commission on January 28, 1987, and proposed form of Post-Effective Amendment No. 20 thereto which is expected to be filed on or about April 30, 2001 (the "Registration Statement"), including the Prospectus and the Statement of Additional Information, pursuant to which you will offer to investors (the "Shareholders") the opportunity to purchase fractional undivided interests in the Fund.

Except as otherwise defined herein, capitalized terms used herein shall have the respective meanings ascribed to them in the Registration Statement.

In providing this opinion we have assumed the following:

         1. The Fund is a regulated investment company, as that term is defined in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and meets all of the requirements applicable to the regulated investment companies under the Code.

         2. At the close of each quarter of the Fund's taxable year, at least 50% of the Fund's assets are invested in California Municipal Obligations and/or Territorial Municipal Obligations.

         3. The Fund correctly designates the applicable portion of a dividend distribution as an "exempt-interest dividend" in a written notice mailed to the Shareholders within 60 days after the close of the Fund's taxable year as provided for in R&TC Section 17145(b)(1).

California Daily Tax Free Income Fund, Inc.
Reich & Tang Asset Management, LLC
April 25, 2001
Page 2


Based on the foregoing, under existing California law applicable to individuals who are California residents, we are of the opinion that the portion of a dividend distribution made by the Fund to the Shareholders that is correctly designated by the Fund as being derived from California Municipal Obligations and/or Territorial Municipal Obligations will not be subject to personal income tax by the State of California.

Other than as specifically set forth herein, we have not addressed, nor are we opining on, any federal or local tax aspects relating to the Fund.

We hereby consent to the reference of this opinion in the Prospectus under the heading "Tax Consequences - California Income Taxes" and in the Statement of Additional Information under the heading "Taxation of the Fund - California Income Taxes."

This letter is furnished by us solely for your benefit, in connection with the Registration Statement for the public offering of interests in the Fund, and this letter may not be relied upon by any other person without our prior written consent.


Very truly yours,



PAUL, HASTINGS, JANOFSKY & WALKER LLP